EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form SB-2 (File No. 333-113821), on Form SB-2 (File No. 333-146779) and on Form S-8 (File No. 333-121399) of Applied NeuroSolutions, Inc. of our report dated February 21, 2008, which appears on page 35 of this annual report on Form 10-K(SB) for the year ended December 31, 2007.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Chicago, Illinois
March 20, 2008

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